Exhibit 10.1

TRANSITION SERVICES AND GENERAL RELEASE AGREEMENT

This Transition Services and General Release Agreement (this “Agreement”) is entered into by and between James R. Bolch (“Employee”) and Exide Technologies, a Delaware corporation, with offices at 13000 Deerfield Parkway, Building 200, Milton, Georgia, 30004 (“Exide”).

WITNESSETH:

WHEREAS, Exide is a global leader in stored electrical energy solutions and one of the largest world-wide manufacturers, suppliers and recyclers of lead-acid batteries (collectively, the "Business”);

WHEREAS, Employee is Exide’s current President and Chief Executive Officer;

WHEREAS, Employee has voluntarily tendered his resignation from his position as President and Chief Executive Officer and any other officer, employment or board of director positions with Exide and its affiliates, effective as of July 31, 2013 (the “Separation Date”);

WHEREAS, Exide and Employee wish to assure the smooth transition of matters under Employee’s supervision and management and to settle certain matters between them, fully and finally, under the terms and conditions set forth exclusively in this Agreement;

NOW, THEREFORE, in consideration of these premises and the mutual promises and agreements contained in this Agreement, subject to the entry of an order approving this Agreement by the United States Bankruptcy Court for the District of Delaware, Employee shall be entitled to the consideration described in Section 3 below, the adequacy and sufficiency of which consideration is hereby acknowledged, and Exide and Employee hereby agree as follows:

1. Voluntary Resignation; Final Paycheck. Employee acknowledges that he has voluntarily resigned from his position as President and Chief Executive Officer and any other officer, employment or board of director positions with Exide and its affiliates, effective as of the Separation Date, and that Exide has accepted such resignation(s). Exide shall pay to Employee, within the normal payroll cycle, a lump-sum payment equal to the sum of all earned, but unpaid, base pay through the Separation Date. Exide shall pay to Employee any unpaid business-related expense reimbursements, which Employee incurred in accordance with Exide’s policies and procedures during his employment with Exide that Employee substantiates to Exide no later than 60 days following the date hereof, which payment shall be made within 30 days of such substantiation. Employee and Exide acknowledge and agree that this payment represents the full payment to which Employee is entitled by reason of his resignation and that Employee has no other rights to compensation, severance, bonus payments, termination payments, benefits, acceleration of equity awards, acceleration of compensation or benefits, or income protection rights under any other agreement, policy or program of Exide.

2. Transition Services. From the Separation Date through November 29, 2013 (the “Service Period”), Employee will provide Exide assistance, upon reasonable request to do so, in appropriately transitioning matters under or related to Employee’s supervision and management (the “Transition Services”). Nothing contained in this Agreement or any Transition Services performed by Employee hereunder is intended to, or shall be construed or deemed to, create an employer-employee relationship, partnership, joint venture, association or similar relationship between Employee and Exide. Employee shall not have any right or authority to (a) assume or create any obligation or responsibility, express or implied, on behalf of or in the name of Exide, (b) bind Exide in any manner or (c) waive any rights of Exide. Employee shall not make any representation or take any action inconsistent with the foregoing. Employee shall not take any action that would reasonably lead a third party to believe that Employee has the authority to assume, create or waive any obligation, responsibility or right, express or implied, on behalf or in the name of Exide or to bind Exide in any manner.

3. Consideration. As consideration for the Transition Services to be performed by Employee, Employee being available to provide the Transition Services, the General Release of Claims by Employee pursuant to Section 6 below, and the other promises by Employee set forth in this Agreement, subject to the terms of Section 15(b) of this Agreement, Exide shall pay to Employee an aggregate payment of three hundred thousand dollars ($300,000), payable in four equal monthly installments of seventy-five thousand dollars ($75,000) each, with the first installment due on the August 30, 2013; the second installment due on September 30, 2013, the third installment due on October 31, 2013, and the fourth installment due on November 29, 2013 (the “Payment Dates”). Employee acknowledges that he is solely responsible for paying all federal, state and local income or business taxes, including estimated taxes, self-employment and any other taxes, fees, additions to tax, interest or penalties that may be assessed, imposed or incurred as a result of the consideration provided in this Section 3.

4. Health Benefits. During the Service Period, if Employee timely elects continued participation under the terms of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Employee and his dependents will continue to participate in the medical benefit plan in which he is participating as of the Separation Date at his same employee cost as of the Separation Date, and Exide will continue to pay the employer portion of the premiums during such period. Following the Service Period and provided Employee has made a timely COBRA election, Employee will be eligible to continue participating in Exide’s medical benefit plan at his sole cost in accordance with COBRA. Additional information about COBRA continuation may be obtained by contacting Ms. Karen Smith, Manager Employee Benefits, Exide Technologies, 13000 Deerfield Parkway, Bldg. 200, Milton, GA 30004.

5. Equity. Employee acknowledges that no further equity or cash awards shall be provided to Employee under the 2009 Stock Incentive Plan. Furthermore, Employee acknowledges that as of the Separation Date, all of the Employee’s unvested equity or cash awards issued pursuant to any Restricted Stock Award Agreements, Performance Share Award Agreements and Performance Unit Award Agreements or other award agreements between Exide and the Employee shall cease vesting and all such unvested awards shall be immediately forfeited, as in accordance with the 2009 Stock Incentive Plan and the terms of such award agreements.

6. General Release of Claims. Except as expressly provided in this Section 6, Employee, for himself and his respective successors, representatives, administrators, executors, agents, heirs, beneficiaries and assigns, hereby waives, releases and forever discharges the “Exide Releasees” (as defined below) of and from any and all “Claims” (as defined below) (a) arising from the beginning of time up to and including the date Employee executes this Agreement and/or (b) relating, regarding or referring to Employee’s employment with Exide, the terms and conditions of such employment and/or his resignation from such employment including, without limitation, under his employment agreement with Exide, dated as of June 10, 2010 (the “Employment Agreement”); provided, however, that Employee is not releasing (i) any right to enforce the terms of this Agreement, (ii) any indemnification rights, (iii) any right to receive benefits under Exide’s 401(k) or pension plans, if any, that have accrued and vested on or prior to the Separation Date and to which Employee is entitled under the governing plan documents for Exide’s employee benefit programs, (iv) any rights to which Employee is entitled as a shareholder of Exide and/or (v) any rights that cannot be waived under applicable law. Employee also agrees and acknowledges that he has been paid properly and in full for all hours he has worked.

(a)	Definition of “Claims". For purposes of this Section 6 only, “Claims” includes, without limitation, all actions or demands of any kind against the Exide Releasees that Employee had, now has, or may have or claim to have in the future. More specifically, “Claims” include rights, causes of action, charges, suits, grievances, damages, penalties, losses, attorneys’ fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected. All of the following are among the types of Claims which will be barred by this release: (i) Contract claims (whether express or implied); (ii) Tort claims, such as for defamation or emotional distress; (iii) Claims under federal, state and municipal laws, regulations, ordinances or court decisions of any kind; (iv) Claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, sexual orientation, handicap and/or disability, national origin or any other legally protected class; (v) Claims under The Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, as amended, and similar state statutes and municipal ordinances; (vi) Claims under the Employee Retirement Income Security Act, federal and state wage payment laws and federal and state wage and hour laws, including laws relating to overtime and vacation; (vii) Claims under the Worker Adjustment and Retraining Act of 1988 or similar statutes or regulations of any jurisdiction relating to any plant closing or mass lay-off; (viii) Claims under the Family and Medical Leave Act and similar state leave laws; (ix) Claims for wrongful discharge; (x) to the extent permitted by applicable law, any “whistleblower” or retaliation Claims; (xi) Claims under the Georgia Fair Employment Practices Act and any other Georgia state employment-related laws; (xii) Claims for reasonable attorneys’ fees, including litigation expenses and costs; (xiii) Claims made under or related to any Exide stock plans, bonus, incentive or other similar plans or programs (xiii) and pre-petition or post petition claims in connection with Exide’s Chapter 11 filing (the “Chapter 11 Filing”) with the United States Bankruptcy Court for the District of Delaware (such filing and all related proceedings and actions, the “Reorganization”). This list of Claims covered by this release is not intended to be, and shall not be construed as, an exhaustive list.

(b)	Definition of “Exide Releasees". For purposes of this Agreement, “Exide Releasees” includes, without limitation, Exide Technologies and its past, present and future parents, affiliates, subsidiaries, divisions, predecessors, successors, assigns, employee benefit plans and trusts. It also includes any (i) past, present and future managers, directors, officers, partners, agents, employees, shareholders, insurers, attorneys, representatives, consultants, associates, fiduciaries, plan sponsors, administrators and trustees of each of the foregoing, and each of their successors and assigns and (ii) debtors, debtors in possession, reorganized debtors and trustees related to the Reorganization.

(c)	No Pending Claims or Personal Recovery. Employee represents and warrants that no Claims covered by this Section 6 are now pending against the Exide Releasees. Employee covenants and agrees that he will not seek any personal recovery against the Exide Releasees arising out of any of the matters released pursuant to this Section 6.

(d)	Satisfaction of All Obligations. Employee acknowledges and agrees that the Exide Releasees have fully satisfied any and all obligations owed to Employee arising out of or relating to Employee’s employment with Exide, and no further sums are owed to him, except as expressly provided in this Agreement.

7. Cooperation in Legal Proceedings; No Cooperation with Third Parties.

(a)	Employee agrees to cooperate with the Exide Releasees with respect to any past, present, or future claim, charge, action, suit, government or regulatory investigation, or other proceeding in a court of law, arbitration, government agency, or in any other forum, that has been, may be, or is threatened to be brought against the Exide Releasees, or that has been or is brought by or on behalf of the Exide Releasees (including the Reorganization), that relates to or arises from any action or inaction that actually or allegedly occurred while Employee was employed by Exide and about which Employee has knowledge (a “Proceeding”). Except as may be required by law, Employee shall not disclose or discuss with anyone who is not directing or assisting Exide in any Proceeding, other than Employee’s own attorney, the fact of or the subject matter of any Proceeding. In requesting cooperation and information from Employee, Exide will attempt to arrange times that reasonably accommodate Employee and, to the extent permitted by law, will reimburse Employee for any reasonable and pre-approved travel and other out-of-pocket expenses Employee incurs in providing the cooperation and assistance described in this section so long as Employee submits adequate supporting documentation to Exide. Any reimbursement of expenses under this section shall be for expenses incurred by Employee during his lifetime and such reimbursement shall be made not later than the last day of the calendar year following the calendar year in which Employee incurs the expenses. In no event will the amount of expenses so reimbursed by Exide in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year.

(b)	Employee shall not encourage, suggest or recommend that any non-governmental person raise any claims against the Exide Releasees, or provide any support (financially or otherwise) to any non-governmental person to raise claims against the Exide Releasees. Employee understands that nothing in this Agreement shall preclude him from providing truthful testimony under oath in response to a valid and lawful subpoena. Employee further agrees that if he is subpoenaed or compelled to testify or to provide a written or oral statement of any kind to anyone regarding any company or confidential information, his employment with Exide, his resignation from Exide, and/or the fact or terms of this Agreement, Employee shall provide a copy of the compulsory process or request and complete information regarding the date and circumstances under which he received it to Exide via facsimile and/or email to Office of the General Counsel, 13000 Deerfield Parkway, Building 100W, Milton, Georgia, 30004 within twenty-four (24) hours of such receipt. Employee or his attorney will not make any disclosure until the Latest Possible Date for making such disclosure in accordance with the compulsory process (“Latest Possible Date”). If Exide seeks to prevent disclosure in accordance with the applicable legal procedures and provides Employee with notice before the Latest Possible Date that it has initiated such procedures, Employee will cooperate with the Company in attempting to prevent disclosure of any company or confidential information until such objections are withdrawn or ruled upon; provided that nothing herein shall prohibit Employee from making any disclosure on the Latest Possible Date if required to do so by law. Nothing in this Section 7 or Section 8 will limit any rights Exide and the Exide Releasees may have under the Georgia Trade Secrets Act of 1990.

8. Restrictive Covenants. Employee acknowledges that he is subject to the confidentiality, non-competition, non-solicitation and other provisions of Section 9 of the Employment Agreement, which Employee hereby reaffirms and agrees shall continue and remain in full force and effect without change; provided that the Restricted Period under Section 9 of the Employment Agreement shall be shortened as follows: for purposes of Section 9(c) relating to non-competition and Section 9(d) relating to employee non-solicitation – 4 months from the Separation Date; for purposes of Section 9(e) relating to customer non-solicitation – 1 year from the Separation Date.

9. Return of Corporate Property. Except as expressly provided in this Section 9, Employee acknowledges and agrees that he will return all Exide property in his possession or under his custody or control, including both originals and copies when required by Exide. Employee represents and warrants that he will not keep any originals or copies of any such items in any form past the date required by Exide. Employee further acknowledges and agrees that his access to such property and facilities will cease at a time to be determined by Exide. Notwithstanding the foregoing, Employee shall be allowed to keep the cell phone that he has been using and immediately following the Separation Date, Exide shall assign the number for Employee’s cell phone to Employee and shall execute or cause to be executed all documents necessary to effectuate such transfer.

10. No Admission of Wrongdoing or Liability. This Agreement is not an admission by the Exide Releasees and it is specifically denied that any action the Exide Releasees, or any of them, have taken or failed to take with respect to Employee was wrongful, unlawful, or susceptible of inflicting any damages or injury to Employee.

11. Voluntary Agreement. Exide has advised Employee that he has the opportunity to consult with an independent attorney of his own choosing before deciding whether to sign this Agreement and Employee represents that he has done so or elected knowingly not to do so. Employee acknowledges that this is a reasonable period of time for his consideration, that his execution within this time was voluntary, knowing, and not induced by any fraud or misrepresentation. Employee, intending to be legally bound, hereby certifies and warrants that he has read carefully this Agreement and has executed it voluntarily and with full knowledge and understanding of its significance, meaning and binding effect. Employee further declares that he is competent to understand the content and effect of this Agreement.

12. Consideration for This Agreement. Employee further acknowledges that the consideration recited in this Agreement is the sole and only consideration for this Agreement; that such consideration is adequate and fair; and that no representations, promises or inducements have been made by Exide, or any of its directors, officers, employees or agents other than as appear in this Agreement.

13. Consultation with Legal Counsel. Exide advises Employee that he has the opportunity to consult with an independent attorney of his choosing before deciding whether to sign this Agreement. By signing this Agreement, Employee represents that he has exercised his right to consult with an attorney of his choosing to the full extent Employee felt necessary.

14. Consideration Period.

(a)	Other than with respect to Claims under The Age Discrimination in Employment Act (“ADEA Claims”), Employee acknowledges that he has been provided with adequate time to consider and consult with legal counsel regarding the terms of this Agreement from the date this Agreement was first presented to him.

(b)	With respect to ADEA Claims, Employee acknowledges that he has been provided with a period of twenty-one (21) days to consider the terms of this Agreement from the date this Agreement was first presented to him, although he may sign it sooner. Employee agrees that any changes to this Agreement, whether material or immaterial, will not restart the running of the 21-day period. Employee agrees to notify Exide of his acceptance of this Agreement by delivering a signed copy to Office of the General Counsel, 13000 Deerfield Parkway, Building 100W Milton, GA 30004, no later than the 21st day after he first receives this Agreement. Employee may, if he chooses, sign and return this Agreement before the 21-day consideration period expires, but if Employee does so, Employee agrees and acknowledges that his decision to do so was voluntary, knowing, and not induced by any fraud, misrepresentation, or threat to withdraw or alter the offer described in this Agreement.

15. Effectiveness; ADEA Revocation Period.

(a)	Other than with respect to ADEA Claims, the general release of claims contained in Section 6 of this Agreement shall be fully effective and enforceable upon the execution thereof by Employee.

(b)	With respect to ADEA Claims, Employee acknowledges that he shall have seven (7) days after signing this Agreement to revoke it if he chooses to do so. If Employee elects to revoke this Agreement, he shall give written notice of such revocation to Office of the General Counsel, 13000 Deerfield Parkway, Building 100W Milton, GA 30004, in such a manner that it is actually received at that address within the seven (7) day period. Employee understands that if he exercises his right to revoke the release of ADEA Claims under this Agreement, he will have no right to receive the fourth installment of seventy-five thousand dollars ($75,000) described in Section 3 above. The release of ADEA Claims under this Agreement will not become enforceable until the day after the expiration of the Revocation Period without any revocation by Employee (the “Effective Date”).

16. Certification of Understanding. Employee, intending to be legally bound hereby, certifies and warrants that he has read carefully this Agreement and has executed it voluntarily and with full knowledge and understanding of its significance, meaning and binding effect. Employee further declares that he is competent to understand the content and effect of this Agreement. Employee further agrees that he has sought advice regarding this Agreement to the extent he wishes to do so.

17. Integration; No Oral Modifications. Except as expressly provided herein, this Agreement contains the entire understanding between Exide and Employee with respect to the subject matter hereof, and supersedes all verbal and written agreements, and there are no other agreements, discussions, negotiations, proposals, representations, warranties or other understandings of or between the parties with respect to such subject matter. In deciding to sign this Agreement, Employee has not relied upon, and is not relying upon, any statements, promises, or representations made by any employee, agent, or representative of Exide that are not expressly set forth herein. The terms of this Agreement cannot be changed except in a later document signed by both Employee and an authorized officer of Exide.

18. Non-Disparagement. Employee agrees to refrain from making any derogatory or defamatory remarks or comments that disparage Exide or any of its officers, directors, employees, agents, products or services. Employee shall not take any action or provide information or issue statements, to the media or otherwise, or cause anyone else to take any action or provide information or issue statements, to the media or otherwise, regarding Exide or any of its officers, directors, employees, agents, products or services.

19. Governing Law. Except to the extent superseded by federal law (e.g., ERISA and title 11 of chapter 11 of the United States Code), this Agreement shall be governed, interpreted and applied according to the laws and judicial decisions of the State of Georgia, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

20. Jurisdiction. In the event that Exide or Employee breach this Agreement, such that it becomes necessary for Exide or Employee to seek injunctive or other relief, the parties agree that jurisdiction for such litigation shall be in the State of Georgia. The parties further agree to submit to jurisdiction in the State of Georgia and hereby agree that they are subject to service of process issued from or in the State of Georgia.

21. Dispute Resolution. Any and all disputes, controversies or claims between Employee and the Exide Releasees, related in any way to Employee’s employment or resignation from employment with Exide, except for claims for injunctive relief based on an actual or threatened breach of Sections 6, 7, 8, 9 and 18 of this Agreement or actual or threatened irreparable harm to Employee, shall be resolved exclusively by final and binding arbitration; provided, however, that nothing in this Agreement shall require arbitration of any disputes, controversies or claims that, by law, cannot be the subject of a compulsory arbitration agreement. The arbitration shall be subject to the Federal Arbitration Act and shall be administered by and conducted pursuant to the JAMS Employment Arbitration Rules and Procedures then in effect (available online at www.jamsadr.com). Any arbitration proceeding brought under this Agreement shall be conducted before one arbitrator in Atlanta, Georgia, or such other city to which the parties mutually agree. The arbitrator shall be selected in accordance with the JAMS Rules, provided that the arbitrator shall be an attorney with significant experience in employment matters. Each party to any dispute shall pay its own expenses, including attorneys’ fees. The arbitrator shall be required to follow the laws of the State of Georgia. The decision of the arbitrator(s) shall be final and may be recorded as a judgment in a court of competent jurisdiction.

22. Miscellaneous.

(a)	This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any party.

(b)	Either party’s failure to insist upon strict compliance with any provision of this Agreement, or its failure to assert any right it may have hereunder, will not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(c)	If any term, condition, or provision of this Agreement is construed by a court of competent jurisdiction to be invalid, void, unreasonable or unenforceable for any reason, such term, condition, or provision shall be deemed to be severable from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement. In addition, any such severed term, condition, or provision shall be replaced with a term, condition, or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid term, condition or provision.

(d)	All payments made pursuant to Section 1 of this Agreement are subject to all federal, state and local withholdings taxes and required and authorized deductions.

(e)	The Company acknowledges that all compensatory payments made to Employee within the one-year period prior to the Chapter 11 Filing were made in the ordinary course of business consistent with past practice.

IN WITNESS WHEREOF, Employee and Exide have executed this Agreement as of the dates set forth below with respect all terms other than the release of ADEA Claims.

James R. Bolch	Jack Reilly, Chairman of the Board of Directors
/s/ James R. Bolch Signature Date: , 2013	/s/ Jack Reilly Signature Date: , 2013

IN WITNESS WHEREOF, Employee and Exide have executed this Agreement as of the dates set forth below with respect to the release of ADEA Claims.

James R. Bolch	Jack Reilly, Chairman of the Board of Directors
/s/ James R. Bolch Signature Date: , 2013	/s/ Jack Reilly Signature Date: , 2013